UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SD
Specialized Disclosure Report

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2401 Utah Avenue South, Seattle, WA		98134
(Address of principal executive offices)		(zip code)

BRADLEY E. LERMAN
(executive vice president, chief legal officer)
(206) 447-1575
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2023, to December 31, 2023.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended 2023.

SECTION 1 - CONFLICT MINERALS DISCLOSURE
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
Starbucks Corporation has filed a Conflict Minerals Report for the reporting period from January 1, 2023, through December 31, 2023, herewith as Exhibit 1.01, which is also publicly available on the Starbucks Corporation website at www.starbucks.com/responsibility/reporting-hub under the category of Additional Reports and Disclosures.
Item 1.02 Exhibit
The Starbucks Corporation 2023 Conflict Minerals Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.
SECTION 3 - EXHIBITS
Item 3.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report for the period from January 1, 2023, through December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

STARBUCKS CORPORATION

By:	/s/ Bradley E. Lerman	Date: May 31, 2024
Bradley E. Lerman
executive vice president, chief legal officer

1